Exhibit 10.15.2

David Arroyo
11/9/2022

Dear David,

Congratulations! We are pleased to inform you that you will be promoted effective January 1, 2023. Please review the following changes:

	Current Details	New Details
Base Pay	$315,000.00 USD annually	$375,000.00 USD annually
Business Title	SVP, Chief Compliance Officer & Head of Litigation	Chief Legal & Compliance Officer | Corporate Secretary
Level	11	13
Manager	Rhonda Powell	Marcela Martin
Bonus	40%	50%

Bonus Compensation for each calendar year will be in the amount of 50% of base salary as of
January 1, 2023. Any award will be determined through a combination of overall BuzzFeed performance and your own individual goals and competencies. Determinations as to the achievement of Bonus Compensation targets will be in the sole discretion of the Company.

Nothing else regarding your employment is changing at this time; your employment with the Company continues to be subject to your Offer of Employment and PIIA. This letter constitutes the entire agreement between you and the Company regarding the subject matter of this letter, and it replaces and supersedes any other agreements, representations or understandings between you and the Company regarding its subject matter.

Best,
The People Team